Exhibit 23.10

Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017 davispolk.com

March 25, 2025

Bank of Montreal

100 King Street West

1 First Canadian Place

Toronto, Ontario

Canada M5X 1A1

Ladies and Gentlemen:

Bank of Montreal, a Canadian chartered bank (the “Bank”), has filed with the Securities and Exchange Commission (the “Commission”) a Registration Statement on Form F-3 on March 3, 2025 and a Pre-Effective Amendment No. 1 thereto dated March 24, 2025 (together, the “Registration Statement”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), among other securities, (i) the Bank’s Senior Medium-Term Notes, Series D, (ii) the Bank’s Senior Medium-Term Notes, Series E; (iii) the Bank’s Senior Medium-Term Notes, Series F; (iv) the Bank’s Senior Medium-Term Notes, Series G; (v) the Bank’s Senior Medium-Term Notes, Series I; and (vi) the Bank’s Senior Medium-Term Notes, Series K (collectively, the “Notes”).

We hereby consent to any reference to us, in our capacity as special tax counsel to the Bank, or any opinion of ours delivered in that capacity, in a pricing supplement relating to the offer and sale of any particular Notes prepared and filed by the Bank with the Commission on this date or a future date.

In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Davis Polk & Wardwell LLP